Exhibit 107
Calculation of Filing Fee Table
Form
S-1
(Form Type)
LandBridge Company LLC
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A shares representing limited liability company interests	Rule 457(c)	59,058,271 (1)	$57.98 (2)	$3,424,198,552.58	0.00015310	$524,244.80

Fees Previously Paid	—	—	—	—	—	$—	—	$—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts				$3,424,198,552.58		$524,244.80

	Total Fees Previously Paid				$—		$—

	Total Fee Offsets				$—		—

	Net Fee Due				$—		$524,244.80

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Class A shares representing limited liability company interests (“Class A shares”) being registered hereunder include such indeterminate number of Class A shares as may be issuable with respect to the Class A shares being registered hereunder as a result of share splits, share dividends or similar transactions. This Registration Statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities issued hereunder.

(2)
Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the
proposed maximum offering price per share is $57.98, which is the average of the high and low prices of the Class A shares on December 23, 2024, on the New York Stock Exchange.